Exhibit 10.5

Manufacturing Services Agreement
(the “Agreement”)

by and between

Lonza Ltd
Münchensteinerstrasse 38
CH-4002 Basel
Switzerland
- hereinafter “Lonza” -
and
Aurinia Pharmaceuticals Inc.
1203-4464 Markham Street
Victoria BC V8Z 7X8 Canada
- hereinafter “Customer” -
Effective as of November 16, 2020 (the “Effective Date”)

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Recitals
WHEREAS, Customer and Lonza have entered into the Manufacturing Collaboration and Services Agreement, dated 22 November 2016 (“MSA”), pursuant to which Lonza currently manufactures and supplies the Intermediate and Final Product, known as voclosporin (Lonza code: IE-001), in its so called "Launch Plant Facility";
WHEREAS, the Parties have agreed to enter into a new long-term supply agreement, which inter alia includes the construction of the Facility, dedicated to Customer, in which Lonza manufacture the Intermediate and Final Product for Customer;
WHEREAS, the Parties have signed Statement of Work 32, dated 13 December 2019, based on which Lonza is currently performing a basic design engineering study regarding the construction concept of the Facility (the “Engineering Study”);
WHEREAS Parties acknowledge that the construction of the Facility and the manufacturing of (part of) the Final Product is subject to FDA approval of the Final Product; and
WHEREAS the Parties wish to record the commercial and operational terms of the Services in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the parties intending to be legally bound, agree as follows:

1    Definitions and Interpretation
“Affiliate”    means, as of any point in time and for as long as such relationship continues to exist, any company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with the relevant Party. “Control” means the ownership of more than fifty percent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the relevant Party.
“Agreement”    means this agreement incorporating all Appendices, including the Quality Agreement, all as amended from time to time by written agreement of the Parties.
“Applicable Laws”    means all relevant U.S., Japanese, Canadian and European Union federal, state and local laws, statutes, rules, and regulations which are applicable to a Party’s activities hereunder, including the applicable regulations and guidelines of any Governmental Authority and all applicable cGMP together with amendments thereto.
“Approval”    means the first marketing approval by the FDA of Final Product from the Launch Plant Facility for commercial supply.
“Background Intellectual Property”     means, subject to Clause 11.2, any Intellectual Property either (i) owned or controlled by a Party prior to the Effective Date or (ii) developed or acquired by a Party independently from the performance of the Services hereunder during the Term of this Agreement.
“Batch”    means the Intermediate and/or Final Product derived from a single run of the Manufacturing Process.
“Campaign”    means a series of cGMP Batches manufactured consecutively.
“Capital Equipment”    means those certain pieces of equipment described in the Scope of Work used to produce the Intermediate and/or Final Product that are purchased by Customer or for which Customer reimburses Lonza, including the related documentation regarding the design, validation, operation, calibration and maintenance of such equipment. The equipment used in the Facility is “Capital Equipment” hereunder.
"Capital Program Fees"    has the meaning given in Appendix A.
“Certificate of Analysis”    means a document prepared by Lonza: listing the manufacturing date and unique Batch number;

certifying that such Batch was manufactured in accordance with the Master Batch Record and cGMP, if applicable; listing tests performed by Lonza or approved External Laboratories, the Specifications and test results, all as further described in the Quality Agreement.
“cGMP”    means those laws and regulations applicable in the U.S. Japan, Canada and Europe, relating to the manufacture of medicinal products for human use, including current good manufacturing practices as specified in the ICH guidelines, including ICH Q7A “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients”, US Federal Food Drug and Cosmetic Act at 21CFR (Chapters 210, 211, 600 and 610) and the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC. For the avoidance of doubt, Lonza’s operational quality standards are defined in internal cGMP policy documents.
“cGMP Batches”    means any Batches which are required under the Scope of Work to be manufactured in accordance with cGMP.
“Change”    means any change to the Services, pricing or scope of work incorporated into a written amendment to the Agreement in accordance with Clause 17.2 or effected in accordance with the Quality Agreement.
“Commencement Date”    means the date of commencement of manufacturing activities for a Batch hereunder.
“Confidential Information”    means Customer Information and Lonza Information, as the context requires.
“Confirmatory Batch”    means a Batch that is intended to demonstrate the transfer of the Manufacturing Process to the Facility.
“Customer Information”    means all technical and other information not known to Lonza (excluding information known to Lonza pursuant to the Isotechnika Agreements) or in the public domain relating to the Manufacturing Process or the Intermediate and/or Final Product disclosed from time to time by the Customer to Lonza, including any materials supplied by Customer to Lonza in accordance with the Scope of Work.
“Customer Materials”    means any Raw Materials, components of Product, or other materials of any nature provided by or on behalf of Customer under this Agreement.
“EMA”    means the European Medicines Agency, or any successor agency thereto.

"Exclusivity"    has the meaning given in Clause 9.8.
“External Laboratories”    means any Third Party instructed by Lonza, with Customer’s prior consent, which is to conduct activities required to complete the Services.
“Facility” or "Monoplant"    means that part of the manufacturing facility in the Launch Plant Facility in Visp, Switzerland, fully dedicated to Customer, in which Lonza will manufacture the Intermediate and/or Final Product, exclusively for Customer, after construction of the Facility is completed.
“FDA”    means the United States Food and Drug Administration, or any successor agency hereto.
"Fixed Facility Fee"    has the meaning given in Appendix A.
“Final Product”    means the proprietary molecule identified by Customer as Voclosporin, to be manufactured using the Manufacturing Process by Lonza for Customer as specified in the Scope of Work.
“Final Product Production Fee”    means the fee to be paid by Customer for the manufacturing of Intermediate and immediate conversion into the Final Product, as set out in Appendix A.
“Governmental Authority”    means any relevant or applicable Regulatory Authority and any national, multi-national, regional, state or local regulatory agency, department, bureau, or other governmental entity in the U.S., Japan, Canada or European Union.
“HPFB”    means the Health Products and Food Branch of Health Canada or any successor agency thereto.
“Intellectual Property”    means (i) inventions (whether or not patentable), patents, trade secrets, copyrights, trademarks, trade names and domain names, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how) and any other intellectual property rights, in each case whether registered or unregistered, (ii) all applications (or rights to apply) for, and renewals or extensions of, any of the rights described in the foregoing clause (i) and (iii) and all rights and applications that are similar or equivalent to the rights and application described in the foregoing clauses (i) and (ii), which exist now, or which come to exist in the future, in any part of the world.

“Intermediate”    means the intermediate product resulting from manufacturing through step 3 of the Manufacturing Process, to be manufactured in the Facility.
“Isotechnika Agreements”    Isotechnika Lonza Toll Manufacturing Agreement of March 4, 2008 and June 7, 2004 between Isotechnika Inc. and Lonza.
“Lonza Information”    means all technical and other information not known to Customer or in the public domain that is proprietary to Lonza or any Affiliate of Lonza and that is maintained in confidence by Lonza or any Affiliate of Lonza that is disclosed by Lonza or any Affiliate of Lonza to Customer under or in connection with this Agreement;
“Manufacturing Process”    means the production process provided by Customer for the manufacture of Intermediate and/or Final Product, as such process may be improved or modified from time to time by agreement of the Parties in writing.
“Master Batch Record”    means the document, proposed by Lonza and approved by Customer, which defines the manufacturing methods, test methods and other procedures, directions and controls associated with the manufacture and testing of Intermediate and/or Final Product.
“Material Failure to Supply”     means, notwithstanding any claim for the benefit of the Force Majeure provisions hereof, for each of any two (2) consecutive calendar quarter periods for the remainder of the Term, Lonza has failed or in the event it is evident that Lonza will fail to supply at least 50% of the Intermediate or Final Product to be supplied in accordance with the terms of this Agreement, except where such failure would not have occurred but for the breach of this Agreement or Applicable Law, negligence or willful misconduct of Customer.
"MSA"    means the Manufacturing Collaboration and Services Agreement, dated 22 November 2016, between Lonza and Customer.
“New Customer Intellectual Property”    has the meaning given in Clause 11.2.
“New General Application Intellectual
Property”    has the meaning given in Clause 11.3.
“Operational Qualification”    means that the Facility works in a manner which is compliant with relevant regulatory guidelines such as Annex 15 of the EU Guide to Good Manufacturing Practice. It permits the formal release of the Facility, systems and equipment following the finalization of calibration, operating and cleaning procedures, operator training and preventative maintenance systems as documented through approved protocols and reports.
“Party”    means each of Lonza and Customer and, together, the “Parties”.
“PMDA”    means the Pharmaceuticals and Medical Devices Agency of Japan, or any successor agency thereto.
“Price” or "Fee"    means the price for the Services, for Intermediate and/or Final Products as set out in Appendix A.
“Process Validation Batch”    means a Batch that is produced with the intent to show reproducibility of the Manufacturing Process and is required to complete process validation studies.
“Product”    means Intermediate and/or Final Product, depending on the use of the definition.
“Scope of Work”    means the plan(s) describing the Services to be performed by Lonza under this Agreement, including any update and amendment of the Scope of Work to which the Parties may agree from time to time. The initial Scope of Work is attached hereto as Appendix B. Additional Scopes of Work can be added as required and agreed upon between the Parties.
“Quality Agreement”    means the quality agreement attached hereto as Appendix D, setting out the responsibilities of the Parties in relation to quality as required for compliance with cGMP.
“Raw Materials”    means all ingredients, solvents and other components of the Intermediate and/or Final Product required to perform the Manufacturing Process or Services set forth in the bill of materials detailing the same (but excluding any consumables or wearables), which may include Cyclosporin A.
“Regulatory Authority”    means the FDA, PMDA, HPFB, EMA and any other similar relevant and applicable regulatory authorities as may be agreed upon in writing by the Parties.
“Release”    has the meaning given in Clause 9.1.
“Services”    means all or any part of the services to be performed by Lonza under this Agreement (including process and analytical method transfer, process development, process optimization, validation, clinical and commercial manufacturing, as well as quality control and quality assurance activities), particulars of which are set out in a Scope of Work.
"Stage 3 Intermediate Fee"    means the fee for manufacturing the Intermediate in the Facility, as set out in Appendix A.
"Stage 3 Intermediate
Conversion Fee, Visp"     means the fee to be paid by Customer for the conversion of Intermediate into the Final Product, as set out in Appendix A.
“Specifications”    means the specifications of the Intermediate and/or Final Product as specified in Appendix C, which may be amended from time to time in accordance with this Agreement.
“Term”    has the meaning given in Clause 15.1.
“Third Party”    means any party other than Customer, Lonza and their respective Affiliates.
"Variable Manufacturing Fees”    means the Final Product Production Fee, Stage 3 Intermediate Fee, and Stage 3 Intermediate Conversion Fee, Visp.
In this Agreement references to the Parties are to the Parties to this Agreement, headings are used for convenience only and do not affect its interpretation, references to a statutory provision or guideline include references to the statutory provision or guideline as modified or replaced or re-enacted or both from time to time and to any subordinate legislation made under the statutory provision, references to the singular include the plural and vice versa, and references to the word “including” are to be construed without limitation.
2    Conditions Precedent
2.1    This Agreement and the rights and obligations of Customer under this Agreement shall be subject to the satisfaction on or before February 28, 2021 of the following conditions, which conditions are for the exclusive benefit of Customer and may be waived in whole or in part by Customer by notice in writing to Lonza on or before February 28, 2021:
2.1.1    Approval of the Final Product.
2.2    Customer may decide to trigger the provisions earlier than this date by written notice to Lonza. If such notice is given, then the conditions set out in this Clause are waived and for the purposes of construction of the Facility, the date of such notice shall be deemed to be the Approval date.
2.3    Notwithstanding anything else in this Agreement, if, after February 28, 2021, any of the conditions in Clause 2.1 shall have been neither fulfilled nor waived, then: the Parties shall have a good faith discussion as to how the terms of the Agreement will be adapted to accommodate new timelines and Fees and in the event the Parties fail to reach an agreement within sixty (60) days of referral to the Chief Executive Officers or Presidents of the Parties in accordance with Clause 17.5, on notice in writing from either Party, this Agreement shall terminate with the consequences set out in Clause 15.3.3.

2.4    Customer may place orders for Product under and in accordance with the MSA until Lonza is able to use the Facility to meet Customer’s ongoing needs for Product.
3    Construction of Facility
3.1    Subject to Clause 2.2, Lonza will start the construction of the Facility on the 8th (eighth) calendar day after Customer has been granted Approval (“Scenario 1”), unless Customer requests Lonza in writing within seven (7) calendar days after receiving Approval, that Customer wishes Lonza to postpone the construction of the Facility for a period of up to six (6) months (“Scenario 2”). This request – as mentioned above – shall be sent by Customer to Lonza in accordance with Clause 17.3.
3.2    The initial Scope of Work, attached to this Agreement as Appendix B, will specify the specifications for the Facility, including the Capital Equipment to be acquired by Lonza for installation at the Facility, certain milestones associated with the construction and testing of the Facility and the schedule for completion of each milestone. An updated Scope of Work based on the results of the Engineering Study, will be provided by Lonza to Customer. Customer shall review, and the Parties will discuss in good faith, the results of the Engineering Study before finalization. Lonza shall take comments of Customer into account, acting reasonably. The proposed design and user requirements will be signed off by Customer.
3.3    Lonza may use external subcontractors during the construction of the Facility without the prior written permission of Customer, provided that any external subcontractors shall be subject to the same obligations and other provisions contained in this Agreement or any applicable Scope of Work and Lonza shall remain fully responsible for the performance of any such subcontractors. Customer shall commit such of its personnel or its agents with appropriate expertise to provide reasonable monitoring and technical consultation for the construction of the Facility.
3.4    Lonza recognizes the importance of timely execution of the Scope of Work and accordingly shall give priority to the Scope of Work, assign adequate staffing and other resources and use all diligent and commercially reasonable efforts to achieve successful completion of the Facility according to the schedule set forth in the Scope of Work.
3.5    Lonza shall use the Facility and the Capital Equipment solely for the supply of Product to Customer.
4    Performance of Services
4.1    Performance of Services. Lonza shall itself and through its Affiliates, diligently carry out the Services as provided in the Scope(s) of Work without any material defect and use commercially reasonable efforts to perform the Services according to the estimated timelines as set forth in the Scope(s) of Work(s). Lonza shall retain appropriately qualified and trained personnel with the requisite knowledge and experience to perform the Services in accordance with this Agreement. Lonza may subcontract or delegate to External Laboratories any of its rights or obligations under this Agreement to perform the Services; provided, that any

External Laboratories shall be subject to the same obligations and other provisions contained in this Agreement or any applicable Scope of Work. Lonza shall be responsible to Customer for the performance of any External Laboratories.
4.2    Start-up of Facility. The Parties shall separately agree, acting reasonably, to a Scope of Work for the start-up of the Facility, to cover Technology Transfer, Process Qualification, Confirmatory Batches and Process Validation Batches. Customer shall fully support such activities as reasonably requested by Lonza. Except as otherwise set out in this Agreement or otherwise agreed between the Parties, the Fees for Lonza’s activities under the Scope of Work form a part of the Capital Program Fee. Customer will pay Lonza the Final Product Production Fee for Confirmatory Batches and Process Validation Batches.
4.3    Process Validation Batches. Lonza shall manufacture and deliver Process Validation Batches as necessary as mutually agreed by Parties sufficient to document the operability and reproducibility of the Manufacturing Process and permit the Parties to complete and file the necessary regulatory documents for regulatory approval of the Facility and the Facility’s use by Lonza to manufacture Product.
4.4    Supply of Product. Lonza shall supply Customer with an adequate supply of Product to satisfy Customer’s Purchase Orders as further specified in Clause 8, which Lonza shall store pursuant to Clauses 9.3 and 9.4. The Intermediate, manufactured by and stored at Lonza on behalf of Customer, will be used by Lonza solely to manufacture the Final Product for Customer.
4.5    Supply of Customer Information. Customer shall supply to Lonza within a reasonable period all additional Customer Information and other information or materials in the possession or control of Customer that may be reasonably required by Lonza to perform the Services. Lonza shall not be responsible for any delays arising out of Customer’s failure to provide such Customer Information, or other information or materials reasonably required to perform the Services to Lonza, and Customer shall be responsible for all additional out-of-pocket costs arising out of such failure.
4.6    Raw Materials. Lonza shall procure all required Raw Materials as well as consumables other than those Raw Materials that are Customer Materials. Upon termination of the Agreement, or cancellation of a Purchase Order, all unused Raw Materials at Customer’s option will either be (a) held by Lonza for future use for the production of Product for Customer, (b) delivered to Customer, or (c) disposed of by Lonza.
4.7    Long Lead Time Raw Materials. At any time, in addition the Purchase Order provisions of Clause 8, Customer may issue a purchase order for the procurement of long lead time Raw Materials (including Cyclosporin A) by Lonza with the goal of reducing the lead times for the supply of Product. Customer shall be responsible for payment for all such Raw Materials ordered to be procured by Lonza hereunder. In such event, Lonza will, subject to availability, procure and store such Raw Materials, without additional charge and use same solely in the performance of the Services. Lonza will credit the cost of such Raw Materials procured by Customer against Variable Manufacturing Fees payable by Customer.

4.8    Reference Standards. Lonza shall maintain all required reference standards. Customer shall provide Lonza a list of minimum inventories that must be maintained for each reference standard and update that list on an annual basis. Lonza shall maintain an inventory sufficient to meet the foregoing minimum inventories of each reference standard. Customer shall notify Lonza at least 30 days before the reference standards exceed retest date, after which notification, Lonza shall start the corresponding qualification activities. The Parties shall agree acting reasonably via separate Scope(s) of Work regarding the reference standards including the preparation of the impurity markers. The costs of reference standard qualification are included in the Variable Manufacturing Fees but the impurity marker preparation will be billed under the separate Scope(s) of Work. Customer will pay Lonza the Final Product Production Fee for required reference standards.
4.9    Specifications. The Parties acknowledge that during the course of the performance of the Services, the Specifications may change and Lonza will make all reasonable attempts to accommodate Customer’s request(s) for changes to the Specifications, provided that corresponding reasonable adjustments to the timing and pricing for material changes to the Services are made by the Parties, acting reasonably.
5    Project Management / Steering Committee
5.1    Promptly after the Effective Date, Lonza and Customer shall each identify a project manager who will be exclusively responsible for communicating all instructions and information concerning the Scope of Work to the other Party (the “Project Manager”). In addition, Lonza’s Project Manager will be responsible for keeping the Steering Committee and Customer’s Project Manager informed as to the status of the Facility construction and will promptly advise the Steering Committee of any material delay in the achievement of any milestone set forth in the Scope of Work. Each Project Manager shall be available on at least once every two (2) calendar months basis for consultation (i.e. face-to-face meetings (if required), telephone-conferences and/or videoconferences) at times prearranged by the Parties during the term of this Agreement. Each Party shall appoint a substitute or replacement Project Manager in the absence of its original Project Manager by notifying the other Party in writing of such substitution or replacement.
5.2    Steering Committee. Each Party shall name a mutually agreed upon equal number of representatives for the Steering Committee, which shall meet quarterly, or as otherwise mutually agreed by the Parties. In the event that a Steering Committee dispute cannot be resolved, such dispute shall be escalated in accordance with Clause 17.5.
The primary function of the Steering Committee is to ensure the ongoing communication between the Parties and discuss and resolve any issues arising under this Agreement. In addition to the primary function described above, the Steering Committee shall also take on the following responsibilities:
5.2.1    discuss and seek resolution of issues around management of the Services;

5.2.2    monitor progress toward construction of the Facility and discuss and agree, acting reasonably, to any required modifications to the Scope of Work;
5.2.3    agree and monitor deadlines and milestones for the Services; and
5.2.4    discuss and recommend any changes to the Services (although such changes will not take effect until they have been incorporated into a written amendment to the Scope of Work which has been signed by the Parties).
5.3    Role of Steering Committee. The Steering Committee shall have the authority expressly allocated to the Steering Committee in this Agreement, but shall not have the right to interpret, modify, amend, vary and/or waive compliance with any of the terms of this Agreement.
5.4    Person in Plant during construction of Facility. Lonza shall permit up to three (3) Customer’s representatives (including its Project Manager) to inspect the Facility under construction at all reasonable times, for short periods of time (up to three (3) days in a row) and upon reasonable advanced written notice for the purpose of observing the construction of the Facility and compliance with the Scope of Work.
5.5    Person in Plant during Manufacturing. Customer shall be permitted to have, at no additional cost, one (1) representative at the Facility as reasonably requested by Customer, at any time during the Manufacturing Process of Confirmatory Batches, cGMP batches or Process Validation Batches for the purpose of observing, reporting on, and consulting as to the performance of the Services. Such representative shall be subject to and agree to abide by confidentiality obligations to Third Parties and Lonza’s customary practices and operating procedures regarding persons in plant, and such representative agrees to comply with all reasonable instructions of Lonza’s employees at the Lonza site and the Facility. Customer may request on its own costs the presence of more than one representative to be present at the Facility with the consent of Lonza, such consent not to be unreasonably withheld.
5.6    Inspections of Inventories and Facility. On reasonable notice from Customer, Lonza shall permit Customer and its representatives to inspect inventories of Raw Materials, Customer Materials and Product in Lonza’s control, the Capital Equipment and the Facility.
6    Quality
6.1    Responsibility for quality assurance and quality control of Product shall be allocated between Customer and Lonza as set forth in the Quality Agreement and in Lonza standard operating procedures. If there is a conflict between the terms and conditions of this Agreement and the Quality Agreement, the terms and conditions of this Agreement shall prevail. If the Quality Agreement is not in place at the Effective Date, Lonza and Customer commit to enter into the Quality Agreement in a timely manner, but in no event later than the commencement of cGMP manufacturing.
6.2    Provisions regarding inspections by Regulatory Authorities and audits and other inspections by or on behalf of Customer shall be set out in the Quality Agreement. Any audit by Customer does not relieve Lonza of its obligations to comply with

Applicable Laws and does not constitute a waiver of any right otherwise available to Customer.
6.3    During the Term, Lonza shall provide Customer with reasonable assistance and cooperation, at the expense of Customer, to support Customer in obtaining regulatory approvals for the Product, or any product containing the Product for any indications in any country. On request in writing from Customer, Lonza shall provide all original documents or copies of original documents and any other materials, data and information that are reasonably requested by Customer for submission, or for use in the preparation of applications to be submitted, to any Regulatory Authority for the purpose of seeking, obtaining or maintaining such regulatory approvals for the Product or a product containing the Product in any country, in accordance within timelines mutually agreed upon between the Parties.
6.4    At Lonza’s expense, Lonza will obtain and maintain any licenses, permits and regulatory approvals for the Facility and the Facility’s use to manufacture Product. Lonza will promptly notify Customer if Lonza receives notice that any such license, permit, or approval is or may be revoked or suspended.
6.5    In addition to its obligations in Clause 6.3, Lonza will, at Customer's expense and at Lonza’s then-standard rates, complete and file any necessary regulatory documents, including the drug master file (“DMF”). Customer and its licensees shall have access and a right of reference to the DMF. Such activities may be described by the Parties, acting reasonably, in a separate Scope of Work. Any changes to the DMF shall be provided to Customer in accordance with the Quality Agreement.
6.6    Lonza shall ensure that the results of its work pursuant to its performance of the Services are accurately recorded and accessible to Customer (or its respective designees), including all documentation and data generated therefrom. In addition to the reports required in connection with the Services, Lonza shall regularly update Customer on its progress in performing the Services by attending meetings and/or conference calls at places and times to be mutually determined by the Parties or upon the reasonable additional request of Customer. If Customer requests any Services from Lonza pursuant to this Clause 6.6 beyond those performed by Lonza in accordance with its standard operating procedures, then Lonza will advise Customer of same and Customer will bear the cost of the performance of such Services. Lonza shall make its standard operating procedures available at the Lonza site for review by Customer at Customer’s reasonable request.
6.7    To the extent that no specific quality requirements are outlined in the Quality Agreement, Customer accepts that the general Lonza quality standards are applied regarding the performance of the Services. Lonza shall make its general quality standards available at the Lonza site for review by Customer at Customer’s reasonable request.
7    Insurance
7.1    Lonza shall, at its own cost and expense, obtain and maintain in full force and effect during the Term the following: (A) Commercial General Liability Insurance with a per-occurrence limit of not less than [redacted] and shall include naming Customer as Additional Insured with 30 days’ notice of material change or cancellation; and (B) Workers’ Compensation Insurance with statutory limits and Employers Liability Insurance with limits of not less than [redacted]per accident; and (C) Property Insurance which will include all risk replacement cost insurance on Customer’s Capital Equipment and the Facility; and (D) Machinery Breakdown Insurance including Spoilage Insurance in an amount to cover damage to applicable production campaign; and (E) Business Interruption Insurance in an amount necessary and sufficient for Lonza’s continued operations.
7.2    Customer shall, at its own cost and expense, obtain and maintain in full force and effect during the Term the following: (A) Commercial General Liability Insurance with a per-occurrence limit of not less than [redacted]and shall include naming Lonza as Additional Insured with thirty (30) days’ notice of material change or cancellation.
8    Forecasting, Ordering and Cancellation
8.1    Forecasting and Ordering. To enable planning of Intermediate and Final Product and purchase of necessary Raw Materials, the Project Managers shall on a regular basis discuss Customer's future demand and Customer shall on a quarterly basis provide Lonza with a written forecast showing Customer’s good faith non-binding estimated quarterly requirements for Batches for the following [redacted]period for manufacturing and delivery of Final Product, including a [redacted]forecast for manufacturing of Intermediate and Final Product (such [redacted]forecast, the “Forecast”). Subject to the physical limitations of the Facility, the manufacturing process and the availability of Raw Materials, the final scheduling and rescheduling of Commencement Dates shall be determined by Customer, in consultation with Lonza. No later than [redacted]following Lonza’s receipt of such Forecast, Lonza shall provide Customer with a reasonable estimated production plan and schedule (for the production of Intermediate, the production of Final Product, and the conversion of Intermediate into Final Product) showing the estimated Commencement Dates, proposed Purchase Order dates and delivery dates for Product as necessary to meet the Forecast (the “Production Plan”). Unless otherwise agreed between the Parties, the Production Plan will provide for the following:
8.1.1    Lonza’s proposed Commencement Dates shall allow for the manufacture and delivery of Product in accordance with the Forecast and shall be driven by Customer, in consultation with Lonza. Lonza will move Commencement Dates as reasonably requested by Customer.
8.1.2    Subject to the Maximum Annual Capacity of the Facility, if Cyclosporin A (and Intermediate in respect of Clause 8.1.2(c)) will be on hand as of the proposed Commencement Date:
(a)    for the manufacture of Final Product as contemplated in Clause 8.2.3, the Commencement Date shall be no more than [redacted]from the issuance of the Purchase Order set out in the Production Plan; and
(b)    for the manufacture of Intermediate as contemplated in Clause 8.2.4, the Commencement Date shall be no more than [redacted]from the issuance of the Purchase Order set out in the Production Plan; and

(c)    for the conversion of Intermediate into Final Product as contemplated in Clause 8.2.5, the Commencement Date shall be no more than [redacted]from the issuance of the Purchase Order set out in the Production Plan.
8.1.3    If Cyclosporin A will not otherwise be on hand as of the proposed Commencement Date:
(a)    for the manufacture of Final Product as contemplated in Clause 8.2.3, the Commencement Date shall be no more than twelve (12) months from the issuance of the Purchase Order set out in the Production Plan; and
(b)    for the manufacture of Intermediate as contemplated in Clause 8.2.4, the Commencement Date shall be no more than twelve (12) months from the issuance of the Purchase Order set out in the Production Plan.
Each Purchase Order triggers the purchase of Raw Materials including Cyclosporin A in advance of the Commencement Date. If the lead time for Cyclosporin A changes, the Parties will adjust the timelines set out in this Clause.
8.2    Purchase Orders: In order to manage and execute the payment process, Customer shall submit the following purchase orders (“Purchase Orders").
8.2.1    Purchase Order for Capital Program Fee. Within seven (7) days following Approval of the Final Product, Customer shall place a binding Purchase Order for the Capital Program Fee in the amount of [redacted]. Lonza shall invoice Customer for the Capital Program Fee in accordance with Appendix A.
8.2.2    Purchase Order for Fixed Facility Fee. Following Operational Qualification of the Facility, Customer shall place a binding Purchase Order for the Fixed Facility Fee due from [redacted]up to the end of the initial Term of the Agreement, as defined in Clause 15.1, subject to early cancellation in accordance with the terms of Clause 15.2 hereof. For the sake of clarity, in the event that the Facility meets the Operational Qualification on the [redacted], Customer shall issue a Purchase Order in the amount of [redacted], i.e. for the period starting on the [redacted]. Lonza shall invoice Customer for the Fixed Facility Fee in accordance with Appendix A.
8.2.3    Purchase Order for manufacture of Final Product. Provided that the Production Plan is acceptable to Customer, Customer shall place Purchase Orders as set out in the Production Plan for the manufacture of Intermediate and the immediate conversion into Final Product as required to satisfy the requirements of the Final Product production plan. Lonza shall invoice Customer for the manufacture of Intermediate and the immediate conversion into Final Product ("Final Product Production Fee") in accordance with Appendix A.

8.2.4    Purchase Order for manufacture of Intermediate: Provided that the Production Plan is acceptable to Customer, Customer shall place Purchase Orders as set out in the Production Plan for the manufacture of Intermediate as required to satisfy the requirements of the Intermediate production plan. Lonza shall invoice Customer for the manufacture of Intermediate ("Stage 3 Intermediate Fee") in accordance with Appendix A.
8.2.5    Purchase Order for conversion of Intermediate into Final Product. Provided that the Production Plan is acceptable to Customer, Customer shall place Purchase Orders as set out in the Production Plan for conversion of stored Intermediate into Final Product as required to satisfy the requirements of the Intermediate conversion production plan. Lonza shall invoice Customer for the conversion of Intermediate into Final Product ("Stage 3 Intermediate Conversion Fee") in accordance with Appendix A.
8.2.6    Discretionary Supply of Raw Materials. If, in respect of any Purchase Order for Final Product or Intermediate placed pursuant to Clauses 8.2.3 or 8.2.4, Customer has issued a purchase order for the acquisition of Raw Materials (other than Cyclosporin A) by Lonza in accordance with Clause 4.7, then the period between the placement of the Purchase Order pursuant to Clauses 8.2.3 or 8.2.4 and the Commencement Date shall be reduced by a reasonable amount to reflect the availability of such Raw Materials.
8.2.7    Discretionary Purchase Order for manufacture of Product in Excess of Production Plan. Customer may place a Purchase Order for the manufacture of Intermediate and/or Final Product in excess of the requirements of the Final Product production plan. Lonza shall invoice Customer for the manufacture of Intermediate and the immediate conversion into Final Product ("Final Product Production Fee") in accordance with Appendix A.
8.3    Order Confirmation.
8.3.1    Each Purchase Order issued in accordance with this Clause 8 will be regarded by the Parties as a binding commitment by Lonza to manufacture and to deliver to Customer the relevant quantity of Product according to the requirements set out in such Purchase Order. If Lonza fails to confirm a Purchase Order within the period for doing so, Lonza shall be deemed to have confirmed such Purchase Order.
8.3.2    Provided that the volumes in any Purchase Order conform to the volumes set out in the Production Plan, Lonza shall use reasonable efforts to deliver the Intermediate and/or Final Product on the delivery date set forth in the Purchase Order; provided that actual delivery dates may not vary more than [redacted]from the date specified in the Purchase Order, unless otherwise agreed to by the Customer.
8.3.3    For each Purchase Order issued in accordance with Clause 8.2.7 for amounts of Product in excess of those set out in the production plan or for delivery in periods shorter than the periods set out in the Production Plan, Customer will advise Lonza and Lonza shall use reasonable efforts to deliver the Intermediate and/or Final Product on the delivery date set forth in the applicable Purchase Order, with Customer bearing any incremental costs of such additional efforts, provided that costs have been agreed-to in advance, acting reasonably.
8.3.4    Any additional or inconsistent terms or conditions of any Customer Purchase Order, Lonza confirmation, acknowledgement or similar standardized form given or received pursuant to this Agreement shall have no effect and such terms and conditions are hereby rejected.
8.4    Maximum Annual Capacity. Parties acknowledge and agree that: if the Facility is used to manufacture Intermediate and Final Product, the maximum annual capacity of the Facility, once operational, is approximately [redacted]of Final Product equivalent; and if the Facility is used to manufacture Intermediate only, the maximum annual capacity of the Facility, once operational, is approximately [redacted]of Intermediate; (in either case, the “Maximum Annual Capacity”). This Clause 8.4 does not limit Lonza’s obligations under Clause 8.3.2 to deliver up to the Maximum Annual Capacity, and above the Maximum Annual Capacity, to use the efforts set out in Clause 8.3.3.
8.5    Intermediate Inventory. Parties shall mutually agree on an Intermediate stock strategy, which will be updated on a yearly basis.
8.6    Cancellation of a Purchase Order for Intermediate and/or Final Product. For the avoidance of doubt, and subject to Clause 4.6 (above), Parties agree that in the event Customer cancels a Purchase Order for Intermediate and/or Final Product, no cancellation fee or other consideration shall be due.
9    Delivery and Acceptance
9.1    Delivery of Intermediate. All Intermediate shall be delivered FCA (as defined by Incoterms® 2020) the Facility. Lonza shall deliver to Customer the Certificate of Analysis and such other documentation as is defined in the Quality Agreement and as is reasonably required to meet all applicable regulatory requirements of the Governmental Authorities not later than the date of delivery of Batches (the “Release”).With respect to Released Intermediate, title and risk of loss shall transfer to Customer upon Release in accordance with this provision, provided however that if Lonza stores the Intermediate pursuant to Clause 9.3, Lonza shall be responsible for any loss that is the result of Lonza’s breach of this Agreement or Applicable Law, negligence or willful misconduct.
9.2    Delivery of Final Product. All Final Product shall be delivered FCA (as defined by Incoterms® 2020) the Facility. Lonza shall deliver to Customer the Certificate of Analysis and such other documentation as is defined in the Quality Agreement and as reasonably required to meet all applicable regulatory requirements of the Governmental Authorities not later than the date of delivery of Batches (the “Release”). With respect to any Customer Materials, , title and risk of loss shall remain with the Customer, provided however that Lonza shall be responsible for any loss that is the result of Lonza’s breach of this Agreement or Applicable Law, negligence or willful misconduct. With respect to Final Product, title and risk of loss shall transfer to Customer upon Release in accordance with this provision, except as otherwise set out in Clause 9.4.

9.3    Storage of Intermediate. Lonza shall provide storage on a bill and hold basis for the Intermediate at no charge for as long as Customer continues to order Final Product. In the event that Customer fails to order Final Product for [redacted], such Intermediate storage will be stored at no charge for up to [redacted]from the date of Release of each Batch; provided that any additional storage beyond thirty-six (36) months will be subject to availability and, if available, will be charged to Customer at the storage rate set out in as set out in Appendix A or as otherwise agreed upon between the Parties. In addition to this Clause 9.3, Customer shall be responsible for all value added tax (VAT) and any other applicable taxes, levies, import, duties and fees of whatever nature imposed as a result of any storage. Within five (5) business days following a written request from Lonza, Customer shall provide Lonza with a letter in form satisfactory to Lonza confirming the bill and hold status of the Intermediate.
9.4    Storage of Final Product. Customer shall arrange for shipment and take delivery of each Batch of Final Product from the Facility, at Customer’s expense, within sixty (60) days after Release or pay the storage rate set out in as set out in Appendix A. Lonza shall provide storage on a bill and hold basis for such Batch(es) at no charge for up to [redacted]and shall be responsible for any loss that is the result of Lonza’s breach of this Agreement or Applicable Law, negligence or willful misconduct during this storage period; provided that any additional storage beyond [redacted]may be subject to availability and, if available, may be charged to Customer at the storage rate set out in as set out in Appendix A or as otherwise agreed upon between the Parties. In addition to this Clause 9.4, Customer shall be responsible for all value added tax (VAT) and any other applicable taxes, levies, import, duties and fees of whatever nature imposed as a result of any storage. Within five (5) days following a written request from Lonza, Customer shall provide Lonza with a letter in form satisfactory to Lonza confirming the bill and hold status of each stored Batch of Final Product.
9.5    General Requirements. Lonza shall maintain and keep Final Product, Raw Materials, Intermediate and other Customer Materials in its care in accordance with any agreed specifications for such storage and secure and safe from loss and damage in such manner as Lonza stores its own material of similar nature.
9.6    Acceptance/Rejection of Intermediate and/or Final Product.
9.6.1    Promptly following Release of the Final Product Batches, Customer shall have the right to inspect such Batches and shall have the right to test such Batches to determine compliance with the Specifications and the requirements set forth in the Quality Agreement. Customer shall also have the right to inspect and test the Intermediate Batches upon Release. Customer shall notify Lonza in writing of any rejection of a Batch based on any claim that it fails to meet Specifications within sixty (60) days of Release, after which time all unrejected Batches shall be deemed accepted. Notwithstanding the foregoing, if Customer and/or its designee first discovers that any Batch is a Failed Batch and such failure would not have been readily discoverable from a reasonable testing or review of the Intermediate or Final Product, as applicable, (collectively, “Latent Defects”), Customer shall have the continuing right to reject the Batch, provided it notifies Lonza of the Latent Defect within [redacted]after the discovery of the Latent Defect, but no later than, in respect of Intermediate shipped to Customer (or a Third Party appointed by Customer), [redacted]after delivery of such Intermediate to Customer or the

Third Party; and in respect of Final Product, [redacted]after delivery of the Final Product.
9.6.2    In the event that Lonza believes that a Batch has been incorrectly rejected, Lonza may require that Customer provide to it Batch samples for testing. Lonza may retain and test the samples of such Batch. In the event of a discrepancy between Customer’s and Lonza’s test results such that Lonza’s test results fall within relevant Specifications, or there exists a dispute between the Parties over the extent to which such failure is attributable to a given Party, the Parties shall cause an independent laboratory promptly to review records, test data and perform comparative tests and analyses on samples of the Product that allegedly fails to conform to Specifications. Such independent laboratory shall be mutually agreed upon by the Parties. The independent laboratory’s results shall be in writing and shall be final and binding save for manifest error. Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by the Party against whom the independent laboratory rules.
9.6.3    Any Batch which fails to conform with the Specifications will be designated as a “Failed Batch”. In the event of a Failed Batch, regardless of responsibility, such replacement shall be made as promptly as practicable, in light of available manufacturing capacity.
9.6.4    In the event that it is determined (by the Parties or the independent laboratory) that such Failed Batch was due to Lonza’s breach of its obligations hereunder, negligence or intentional misconduct, such Failed Batch will be deemed to be a “Lonza Responsibility” hereunder and Lonza shall [redacted].
9.7    Material Failure to Supply. In the event of a Material Failure to Supply, in addition to Customer’s other rights hereunder, Customer may exercise any or all of the following:
9.7.1    at Customer’s request, Lonza shall make reasonable efforts to use the Launch Plant, subject to availability, to provide the Services or use alternative Lonza manufacturing facilities, and Customer will pay the Variable Manufacturing Fees for Product so manufactured;
9.7.2    Customer may cancel any Purchase Orders that are subject to the Material Failure to Supply;
9.7.3    Customer may elect to be relieved of its Exclusivity obligations hereunder in accordance with Clause 9.7.3;
9.7.4    Lonza shall, on notice from Customer, perform the technology transfer activities in accordance with Clause 11.9 at Lonza’s expense;
9.7.5    at Customer’s request, Lonza shall make efforts to use third parties to provide the Services subject to the Failure to Supply, subject to Customer’s consent as to the identity of the third party(ies) and the terms on which such third party(ies) provide such Services; and

9.7.6    Customer may terminate this Agreement on notice with the consequences as if such termination were made in accordance with Clause 15.2.4.
9.8    Exclusivity of Supply.
9.8.1    Exclusivity Customer. During the Term of the Agreement, Customer commits to purchase 100% of Customer's Intermediate and Final Product demand from Lonza and/or its Affiliates.
9.8.2    Exclusivity Lonza. During the Term of the Agreement, Lonza commits to supply the Intermediate and Final Product to Customer (and as directed by Customer) on an exclusive basis and to no other third party.
10    Price and Payment
10.1    Pricing for the Intermediate, Final Product and Services provided by Lonza are set out in Appendix A.
10.2    All invoices that are not subject to a good faith dispute must be made within [redacted]of date of invoice. Customer will inform Lonza in writing if it disputes any invoice or amounts specified therein within [redacted]of its receipt thereof.
10.3    Unless otherwise indicated in writing by Lonza, all Prices and charges are exclusive of value added tax (VAT) and of any other applicable taxes, levies, import, duties and fees of whatever nature imposed by or under the authority of any government or public authority and all such charges applicable to the Services shall be paid by Customer.
10.4    If in default of payment of any undisputed invoice the due date, or in respect of any overpayment or underpayment under Clause 10.8, interest shall accrue on any amount overdue at the lesser of (i) rate of [redacted]per month above the London Interbank Offered Rate (LIBOR), provided that the LIBOR rate shall be deemed not to fall [redacted]or (ii) the maximum rate allowable by applicable law, interest to accrue on a day to day basis until full payment. In the event that adequate and reasonable means do not exist for ascertaining LIBOR for any applicable period, then, the Parties shall, acting reasonably, amend this Agreement solely for the purpose of replacing LIBOR in accordance with this Clause with a SOFR-based rate or another alternate benchmark rate. For the purposes hereof, “SOFR” means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website.
10.5    Variable Manufacturing Fees adjustments.
10.5.1    Not more than once per calendar year, starting in the calendar year following which the Facility reached Operational Qualification, the Parties may adjust the Variable Manufacturing Fees in accordance with the European Union Producer Prices Index (or any successor index) for the increase for the previous calendar year, to a maximum of [redacted]. The Variable Manufacturing Fees adjustment shall be effective for any Batch for which the delivery date is on or after the date of the Variable Manufacturing Fees adjustment.
10.5.2    To the extent not captured in the above, the Variable Manufacturing Fees may be changed by Lonza, upon reasonable prior written notice to Customer (providing reasonable detail in support thereof), to reflect only the additional cost incurred by Lonza resulting from (i) an increase in variable costs (such as energy or Raw Materials) by more [redacted]in the preceding calendar year (based on the initial Variable Manufacturing Fees or any previously amended Variable Manufacturing Fees), or for a required process adjustment, and (ii) any material change in an environmental, safety or regulatory standard that causes Lonza’s cost to perform the Services to increase by more than [redacted].
10.6    The Parties, acting reasonably, will develop an expected yield for the conversion of Intermediate to Final Product, which will be used to determine the adjustments to the payment for Intermediate and Final Product to take into account unexpected losses of Raw Materials, Customer Materials and Intermediate during the manufacture of Final Product.
10.7    Financial Records. Lonza shall, and shall cause its Affiliates to, keep complete and accurate books and records pertaining to the Capital Program Fee and any price adjustments made or to be made pursuant to Clause 10.5.2 in sufficient detail to calculate all amounts payable hereunder and to verify compliance with its obligations under this Agreement. Such books and records shall be retained by such Lonza and its Affiliates during the Term and for two (2) years thereafter or for such longer period as may be required by Applicable Laws.
10.8    Audit. At the reasonable request of Customer, Lonza shall, and shall cause its Affiliates to, permit an independent public accounting firm of nationally recognized standing designated by Customer and reasonably acceptable to Lonza, at reasonable times during normal business hours and upon reasonable notice, to audit the books and records maintained pursuant to Clause 10.7 to ensure the accuracy of all reports and invoices issued hereunder. Such examinations may not more than once in any calendar year. The cost of this audit shall be borne by Customer, unless the audit reveals a variance of more than five percent (5%), in which case Lonza shall bear the cost of the audit. If additional amounts were owed by Customer, Customer shall pay the additional amounts, with interest from the date originally due, or if excess payments were made by Customer, Lonza shall reimburse such excess payments, with interest from the date of the overpayment, in either case, within sixty (60) days after the date on which such audit is completed.
11    Intellectual Property
11.1    Except as expressly otherwise provided herein, neither Party will, as a result of this Agreement, acquire any right, title, or interest in any Background Intellectual Property of the other Party. In the case of Customer, such Background Intellectual Property shall include the voclosporin intellectual property of Isotechnika’s assignee, Customer, and the process for the manufacture of Product as it exists as of the Effective Date. In the case of Lonza, such Background Intellectual

Property shall include, but not be limited to, the intellectual property related with the Micro-reactor and Continuous Flow Technology.
11.2    Subject to Clause 11.3, Customer shall own all right, title, and interest in and to any and all Intellectual Property that Lonza and its Affiliates, the External Laboratories or other contractors or agents of Lonza, solely or jointly with Customer or others, develops, conceives, invents, first reduces to practice or makes in the course of performance of the Services, that is (i) applicable to the development or manufacture of the Product or Product components or (ii) is a derivative of or improvement of or requires use of or relates specifically to Customer Information or Customer Background Intellectual Property (collectively, the “New Customer Intellectual Property”), and may obtain patent, copyright and other proprietary protection therein at its own discretion and cost. For avoidance of doubt, “New Customer Intellectual Property” shall include any material, processes or other items that embody, or that are claimed or covered by, any of the foregoing Intellectual Property, but excluding any New General Application Intellectual Property.
11.3    Notwithstanding Clause 11.2, and subject to the license granted in Clause 11.5, Lonza shall own all right, title and interest in Intellectual Property that Lonza and its Affiliates, the External Laboratories or other contractors or agents of Lonza, solely or jointly with Customer or others, develops, conceives, invents, first reduces to practice or makes in the course of performance of the Services that is generally applicable to the development or manufacture of chemical or biological products or product components, and does not include, require use of or relate specifically to, any Customer Background Intellectual Property, Customer Information, and/or Product (“New General Application Intellectual Property”). For avoidance of doubt, “New General Application Intellectual Property” shall include any material, processes or other items that embody, or that are claimed or covered by, any of the foregoing Intellectual Property.
11.4    Lonza hereby assigns to Customer all of its right, title and interest in any New Customer Intellectual Property. Lonza shall execute, and shall require its personnel as well as its Affiliates, External Laboratories or other contractors or agents and their personnel involved in the performance of the Services to execute, any documents reasonably required to confirm Customer’s ownership of the New Customer Intellectual Property, and any documents required to apply for, maintain and enforce any patent or other right in the New Customer Intellectual Property. Upon Customer’s request and at Customer’s expense, and at no cost to Lonza, Lonza shall use reasonable efforts to assist Customer to apply for, maintain and enforce any patent or other right in the New Customer Intellectual Property.
11.5    Subject to the terms and conditions set forth herein, Lonza hereby grants to Customer a non-exclusive, world-wide, fully paid-up, irrevocable, transferable license, including the right to grant sublicenses, under the New General Application Intellectual Property, to make, have made, use, sell, offer for sale and import Product.
11.6    Customer hereby grants Lonza the non-exclusive right to use the Customer Information, Customer Background Intellectual Property and New Customer Intellectual Property during the Term solely for the purpose of fulfilling its obligations under this Agreement.

11.7    Customer herewith grants to Lonza a non-exclusive, world-wide, fully paid-up, transferable license, including the right to grant sublicenses to all New Customer Intellectual Property for use outside the field of Product.
11.8    In addition to the license granted pursuant to Clause 11.5 above, Customer shall have the option, exercisable on written notice to Lonza, to obtain from Lonza, to the extent that such is necessary to manufacture the Product, a non-exclusive, world-wide, transferable license, including the right to grant sublicenses, under Lonza Information and Lonza Background Intellectual Property used in the production of Product by Lonza, to make, have made, use, sell, offer for sale and import Product. In the event of any exercise of such option by Customer, Customer shall pay to Lonza a reasonable royalty to be agreed upon by the Parties, such royalty not to exceed [redacted]. This license from Lonza to Customer does not include a license to the Continuous Flow/Microreactor technology intellectual property and equipment (collectively, “MRT”) owned or licensed by Ehrfeld Mikrotechnik BTS. In case Customer wishes to use such MRT, Customer needs to enter into an agreement to procure the MRT separately from this Agreement either through Ehrfeld Mikrotechnik BTS or directly through Lonza for use outside of Lonza's premises.
11.9    Upon the written request of Customer, Lonza shall use its reasonable commercial efforts to assist and cooperate with Customer in the transition of the manufacture and supply of Product from Lonza to Customer or a new Third Party supplier selected by Customer, including the provision of documents, samples, process-related know-how, and other information and assistance with the timely validation and qualification of such Third Party supplier; provided that Customer agree to compensate Lonza for the reasonable costs and expenses incurred by Lonza for the assistance provided by Lonza hereunder. Lonza shall carry out such technology transfer within four (4) months of the written request of Customer.
11.10    As of the Effective Date, no royalty or licensing fee is payable for the use of the Lonza Information or Lonza Background Intellectual Property under any license contemplated to be granted in accordance with Clause 11.5 or 11.8.
11.11    Lonza shall not use any Lonza Intellectual Property (including Lonza Information or Lonza Background Intellectual Property) other than as specified in the Scope of Work in performing the Services without the prior written consent of Customer. Lonza will, at the time of seeking such consent, propose commercially reasonable terms for the commercial use of such Lonza Intellectual Property under any license to be granted in accordance with Clause 11.8.
12    Warranties
12.1    Lonza warrants and agrees that:
12.1.1    the Services shall be performed in accordance with the terms of this Agreement and all Applicable Laws and with reasonable skill and care;
12.1.2    the Facility will at all times be maintained as required under the Scope of Work, including any maintenance recommended by manufacturers of Capital Equipment, staffed with appropriately trained and qualified personnel and will be operated with reasonable skill and care in accordance with Applicable Laws;

12.1.3    as of the Effective Date, to the best of Lonza’s knowledge and belief, the use by Lonza of the any Lonza Intellectual Property used in performing the Services (including Lonza Information or Lonza Background Intellectual Property), if any, for the performance of the Services as provided herein shall not infringe any Third Party Intellectual Property rights;
12.1.4    Lonza will promptly notify Customer in writing if it receives or is notified of a formal written claim from a Third Party that Lonza Information, Lonza Background Intellectual Property, New Customer Intellectual Property or New General Application Intellectual Property or that the use by Lonza thereof for the provision of the Services infringes any Intellectual Property or other rights of any Third Party;
12.1.5    except with respect to any development services and Engineering Batches or any other special batch circumstances mutually agreed to by the parties, the manufacture of Product shall be performed in accordance with cGMP and the Quality Agreement and will meet the Specifications at the date of delivery;
12.1.6    it or its Affiliate performing Services holds all necessary permits, approvals, consents and licenses to enable it to perform the Services at the Facility; and
12.1.7    it has the necessary corporate authorizations to enter into and perform this Agreement.
12.2    Customer warrants and agrees that:
12.2.1    as of the Effective Date, to the best of its knowledge and belief, the use by Lonza of the Customer Information, Customer Materials and Customer Background Intellectual Property for the Services (including the manufacture of the Product) shall not infringe any Third Party Intellectual Property rights;
12.2.2    Customer will promptly notify Lonza in writing if it receives or is notified of a formal written claim from a Third Party that Customer Information, Customer Background Intellectual Property, New Customer Intellectual Property or New General Application Intellectual Property or that the use by Lonza thereof for the provision of the Services infringes any Intellectual Property or other rights of any Third Party; and
12.2.3    Customer has the necessary corporate authorizations to enter into this Agreement.
12.3    DISCLAIMER: THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, AND ALL OTHER WARRANTIES, BOTH EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

13    Indemnification and Liability
13.1    Indemnification by Lonza. Lonza shall indemnify the Customer, its Affiliates, and their respective directors, officers, employees and agents (“Customer Indemnitees”) from and against any loss, damage, costs and expenses (including reasonable attorney fees) that Customer Indemnitees may suffer as a result of any Third Party claim arising out of (i) any material breach of the warranties given by Lonza in Clause 12.1 above or (ii) any claims alleging that the Services (excluding use by Lonza of Customer Information and Customer Background Intellectual Property) infringe any Intellectual Property rights of a Third Party or (iii) the negligence or intentional misconduct of Lonza; except, in each case, to the extent that such claims resulted from the negligence, intentional misconduct or breach of this Agreement by any Customer Indemnitees.
13.2    Indemnification by Customer. Customer shall indemnify Lonza, its Affiliates, and their respective directors, officers, employees and agents (“Lonza Indemnitees”) from and against any loss, damage, costs and expenses (including reasonable attorney fees) that Lonza Indemnitees may suffer as a result of any Third Party claim arising out of (i) any material breach of the warranties given by Customer in Clause 12.2 above; or (ii) any claims alleging that the performance of Services infringes any Intellectual Property rights of a Third Party, only as respects Customer Information, Customer Materials and/or Customer Background Intellectual Property, provided to Lonza; or (iii) the manufacture, use, sale, or distribution of any Product, including any claims of product liability; except, in each case, to the extent that such claims resulted from the negligence, intentional misconduct or breach of this Agreement by any Lonza Indemnitees.
13.3    Indemnification Procedure. If the Party to be indemnified intends to claim indemnification under this Clause 13, it shall promptly notify the indemnifying Party (“Indemnitor”) in writing of such claim. The Indemnitor shall have the right to control the defense and settlement thereof; provided, however, that: (i) the Indemnitor must obtain the prior written consent of the indemnitee (not to be unreasonably withheld) before entering into any settlement of such Third Party claim; (ii) any indemnitee shall have the right to retain its own counsel at its own expense; and (iii) if the amount sought in any Third Party claim (alone or in aggregate with all other Third Party claims) (collectively, “Covered Claims”) exceeds the amounts payable by the Indemnitor pursuant to Clause 13.5 or the indemnitee otherwise believes that the total amount payable pursuant to the Covered Claims may exceed the amounts payable by the Indemnitor pursuant to Clause 13.5, then the Parties shall discuss and use reasonable efforts to agree who has conduct and control of the Covered Claims, provided that if the Parties are not able to agree within thirty (30) days after the indemnitee provides Indemnitor with notice of its desire to take over control of such Covered Claims (or such shorter period as necessary to preserve all of the indemnitee’s rights), the indemnitee may, at its election, retain full control over the such Covered Claims unless the Indemnitor executes a separate agreement with the indemnitee agreeing that it shall pay all amounts payable in connection with such Covered Claims irrespective of the limitation of liability in Clause 13.5. If the indemnitee elects to control the defense of any Covered Claim as permitted herein, the Indemnitor, its employees and agents, shall reasonably cooperate, at the Indemnitor’s expense, with the indemnitee in the investigation of any liability covered by this Clause 13 with respect to such Covered Claim(s). The indemnitee, its employees and agents, shall reasonably cooperate with the indemnitor in the investigation of any liability covered by this Clause 13. The failure to deliver prompt written notice to the indemnitor of any claim, to the extent prejudicial to its ability to defend such claim, shall relieve the indemnitor of any obligation to the indemnitee under this Clause 13.
13.4    DISCLAIMER OF CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST REVENUES ARISING FROM OR RELATED TO THIS AGREEMENT, EXCEPT TO THE EXTENT RESULTING FROM 1) FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT; 2) BREACH OF ANY OBLIGATION OF CONFIDENTIALITY OR LIMITED USE OR INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY.
13.5    LIMITATION OF LIABILITY. EACH PARTY’S LIABILITY WITH RESPECT TO ANY CLAIM OR RELATED SET OF CLAIMS UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED, IN THE AGGREGATE, [redacted], EXCEPT TO THE EXTENT RESULTING FROM SUCH PARTY’S FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT. NOTWITHSTANDING THE FOREGOING, EACH PARTY’S LIABILITY UNDER THIS AGREEMENT WITH RESPECT TO ANY CLAIM OR RELATED SET OF CLAIMS WHICH A PARTY IS OBLIGED TO INDEMNIFY THE OTHER PARTY FROM IN ACCORDANCE WITH CLAUSE 13.1 OR 13.2 SHALL IN NO EVENT EXCEED, IN THE AGGREGATE, [redacted], EXCEPT TO THE EXTENT RESULTING FROM SUCH PARTY’S FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT.
14    Confidentiality
14.1    A Party receiving Confidential Information (the “Receiving Party”) agrees to strictly keep secret any and all Confidential Information received during the Term from or on behalf of the other Party (the “Disclosing Party”) using at least the same level of measures as it uses to protect its own Confidential Information, but in any case at least commercially reasonable and customary efforts. Confidential Information shall include information disclosed in any form including but not limited to in writing, orally, graphically or in electronic or other form to the Receiving Party, observed by the Receiving Party or its employees, agents, consultants, or representatives, or otherwise learned by the Receiving Party under this Agreement, which the Receiving Party knows or reasonably should know is confidential or proprietary. Notwithstanding the foregoing, each Receiving Party may disclose the Confidential Information of the Disclosing Party to those third parties (including Customer’s licensees and potential licensees) to whom such disclosure is necessary or useful to exercise the Receiving Party’s rights under this Agreement and to investment bankers and other financial institutions of its choice and prospective shareholders and lenders, solely for purposes of financing the business operations of the Receiving Party, provided that such disclosees have signed appropriate non-disclosure agreements.
14.2    Notwithstanding the foregoing, Receiving Party may disclose to any courts and/or other authorities Confidential Information which is or will be required pursuant to applicable governmental or administrative or public law, rule, regulation or order. In such case the Receiving Party will, to the extent legally permitted, inform the other Party promptly in writing and cooperate with the Disclosing Party in seeking to minimize the extent of Confidential Information which is required to be disclosed to the courts and/or authorities.
14.3    The obligation to maintain confidentiality under this Agreement does not apply to Confidential Information, which:
14.3.1    at the time of disclosure was publicly available; or
14.3.2    is or becomes publicly available other than as a result of a breach of this Agreement by the Receiving Party; or
14.3.3    as the Receiving Party can establish by competent proof, was rightfully in its possession at the time of disclosure by the Disclosing Party and had not been received from or on behalf of Disclosing Party or, in the case of Lonza as the Receiving Party, had also not been received from or on behalf of Isotechnika under the Isotechnika Agreements; or
14.3.4    is supplied to a Party by a Third Party which was not in breach of an obligation of confidentiality to Disclosing Party or any other party; or
14.3.5    is developed by the Receiving Party independently from and without use of the Confidential Information, as evidenced by contemporaneous written records.
14.4    The Receiving Party will use Confidential Information only for the purposes of this Agreement and will not make any use of the Confidential Information for its own separate benefit or the benefit of any Third Party including, with respect to research or product development or any reverse engineering or similar testing. The Receiving Party agrees to return or destroy promptly (and certify such destruction) on Disclosing Party’s request all written or tangible Confidential Information of the Disclosing Party, except that one copy of such Confidential Information may be kept by the Receiving Party in its confidential files for record keeping purposes only.
14.5    Each Party will restrict the disclosure of Confidential Information to such officers, employees, consultants and representatives of itself and its Affiliates who have been informed of the confidential nature of the Confidential Information and who have a need to know such Confidential Information for the purpose of this Agreement. Prior to disclosure to such persons, the Receiving Party shall bind its and its Affiliates’ officers, employees, consultants and representatives to confidentiality and non-use obligations no less stringent than those set forth herein. The Receiving Party shall notify the Disclosing Party as promptly as practicable of any unauthorized use or disclosure of the Confidential Information.
14.6    The Receiving Party shall at any time be fully liable for any and all breaches of the confidentiality obligations in this Clause 14 by any of its Affiliates or the employees, consultants and representatives of itself or its Affiliates.
14.7    Each Party hereto expressly agrees that any breach or threatened breach of the undertakings of confidentiality provided under this Clause 14 by a Party may cause irreparable harm to the Disclosing Party and that money damages may not provide a sufficient remedy to the non-breaching Party for any breach or threatened breach. In the event of any breach and/or threatened breach, then, in addition to all other remedies available at law or in equity, the Disclosing Party shall be entitled to seek injunctive relief and any other relief deemed appropriate by the Disclosing Party.
14.8    Notwithstanding the foregoing, Customer may use and disclose the Lonza Information, to the extent incorporated into the manufacturing process, as necessary to exploit Customer’s rights under any license to be granted in accordance with Clause 11.5 or 11.8.
15    Term and Termination
15.1    Term. This Agreement shall commence on the Effective Date and shall end on: (i) January 1, 2025, if no Operational Qualification of the Facility has occurred on or before such date; or (ii) [redacted] after Operational Qualification of the Facility, unless terminated earlier as provided herein (the “Term”). Two (2) years before the end of the initial Term, the Parties shall discuss in good faith whether to extend the Term.
15.2    Termination. This Agreement may be terminated as follows:
15.2.1    by either Party if the other Party or its Affiliate breaches a material provision of this Agreement or a Scope of Work and fails to cure such breach to the reasonable satisfaction of the non-breaching Party within [redacted] ([redacted]for non-payment) following written notification of such breach from the non-breaching party to the breaching party; provided, however, that such [redacted]period shall be extended as agreed by the Parties if the identified breach is incapable of cure within [redacted] and if the breaching Party provides a plan and timeline to cure the breach, promptly commences efforts to cure the breach and diligently prosecutes such cure (it being understood that this extended period shall be unavailable for any breach regarding non-payment).
15.2.2    by Customer if Customer elects to withdraw the Product from the FDA or EMA market, on [redacted]prior written notice to Lonza;
15.2.3    by either Party: (i) immediately, if the other Party is dissolved or liquidated, makes a general assignment for the benefit of its creditors, or files or (ii) if the other Party has filed against it, a petition in bankruptcy or has a receiver appointed for a substantial part of its assets and in either case such action is not dismissed within [redacted]; or
15.2.4    by Customer in the event of a Material Failure to Supply; or
15.2.5    by the Party whose performance is not prevented as permitted pursuant to Clause 16 (Force Majeure).
15.3    Consequences of Termination.
15.3.1    In the event of termination hereunder by Lonza in accordance with Clauses 15.2.1 (breach), 15.2.3 (bankruptcy), or 15.2.5 (force majeure), or in the event of termination by Customer under Clause 15.2.2 (withdrawal from market, provided that such withdrawal is not due to Lonza), Lonza shall be compensated for (i) Services rendered up to the date of termination, including in respect of any Product in-

process; (ii) all expenses and documented, non-cancellable costs reasonably incurred by Lonza through the date of termination directly in anticipation of performance of the Services (including building the Facility) or manufacture of Product; (iii) all unused Raw Materials shall be paid for by Customer within [redacted]of invoice for such Raw Materials; (iv) Lonza’s reasonable costs to do the technology transfer activities in accordance with Clause 11.9 and comply with handling of unused Raw Materials in accordance with Clause 15.3.4(f); (v) any unpaid Capital Program Fees; and (vi) any unpaid Fixed Facility Fees as they become due each calendar quarter. Lonza shall use reasonable efforts to secure a new project for the Facility. In the event that Lonza secures a new project for the Facility the unpaid Fixed Facility Fees shall be reduced by an amount equal to the payments associated with such replacement project. Such unpaid Fixed Facility Fees shall be payable until the earlier of: (i) the date on which the Term would have expired as per Clause 15.1; (ii) the date which is four years after the date of termination of the Agreement; or (iii) in the event that Lonza removes the Facility or makes a use of a substantial part of the Facility for a purpose other than for a replacement project, the date of such removal or commencement of such other use.
15.3.2    In the event of termination hereunder by Customer in accordance with Clauses 15.2.1 (breach), 15.2.3 (bankruptcy), 15.2.4 (Material Failure to Supply) or 15.2.5 (force majeure): at Customer’s option, any Purchase Orders issued prior to the termination date that have not been filled will be cancelled. Customer shall compensate Lonza for any Intermediate and/or Final Product that has been Released on or before the termination date in accordance with the terms of this Agreement. Lonza shall (a) perform the technology transfer activities in accordance with Clause 11.9 and comply with handling of unused Raw Materials in accordance with Clause 15.3.4(f), in each case at Lonza’s expense; and (b) Lonza shall refund to Customer (i) the entire Capital Program Fee paid by Customer if the Facility has not yet achieved Operational Qualification on the termination date (ii) an amount equal to the entire Capital Program Fee multiplied by: (one (1) minus the Termination Fee Fraction if the Facility achieved Operational Qualification prior to the termination date). For purposes hereof, the “Termination Fee Fraction” shall be that fraction the numerator of which is the number of full calendar months between the date of Operational Qualification of the Facility and the termination date and the denominator of which is [redacted]. Customer shall have no further obligation to pay Fixed Facility Fees.
15.3.3    In the event of termination hereunder by Customer in accordance with Clause 2.3, neither Party shall have any rights or obligations hereunder, all to the same effect as if the Parties had never entered into this Agreement (except for Clauses 11, 12.3, 13.4, 13.5, 14, and 17, and all without prejudice to any rights and obligations of the parties under any other agreements between the Parties. For clarity, Clauses 15.3.4 and 15.4 shall not survive.
15.3.4    In the event of any early termination or expiry of this Agreement for whatever reason

(a)    Lonza shall promptly return to Customer all Customer Information and shall dispose of or return to Customer all Customer Materials and any materials therefrom, as directed by Customer;
(b)    Lonza and Customer shall do all such acts and things and shall sign and execute all such deeds and documents as the other may reasonably required to evidence compliance with this Clause 15.3;
(c)    at the request of Customer, Lonza shall perform the transfer the Manufacturing Process in accordance with Clause 11.9;
(d)    at the option of Customer, unless otherwise provided herein, binding Purchase Orders under Clause 8.1 shall survive, and Lonza shall use commercially reasonable efforts to perform the Services for up to two (2) years from the date of termination;
(e)    Customer shall compensate Lonza for any Intermediate and/or Final Product that has been Released on or before the termination date and made available to Customer;
(f)    at Customer’s option, all unused Raw Materials held by Lonza will either be (a) delivered to Customer, or (b) disposed of by Lonza;
(g)    at Customer’s request and expense and at Lonza’s convenience, transfer the Capital Equipment that can be removed without material damage to Lonza’s property and/or the Facility) to Customer;
(h)    Lonza shall no longer use and/or exploit any Customer Information, Customer Materials, Customer’s Background Intellectual Property and/or New Customer Intellectual Property except to the extent licensed in accordance with Clause 11.
15.4    Survival. The rights and obligations of each Party which by their nature survive the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement, including Clauses 1, 4.6, 4.8, 6.5, 9 - 17 (to the extent relevant). Clauses 5.6 and 10.8 shall survive the termination or expiration of this Agreement for a period of one year or, if Customer is making payments of Fixed Facility Fees pursuant to Clause 15.3.1, for a period of one year after such payments are due to cease.
16    Force Majeure
16.1    If a Party is prevented or delayed in the performance of any of its obligations under the Agreement by Force Majeure and gives written notice thereof to the other Party specifying the matters constituting Force Majeure together with such evidence as the affected Party reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, such Party shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue. Provided that, if such Force Majeure persists for a period of [redacted]or more, the Party whose performance is not prevented may terminate this Agreement by delivering written notice to the other Party.

16.2    “Force Majeure” shall be deemed to include any reason or cause beyond a Party’s reasonable control affecting the performance by such Party of its obligations under the Agreement, including any cause arising from or attributable to acts of God, strike, lockouts, labor troubles, restrictive governmental orders or decrees, riots, insurrection, war, terrorists acts, or the inability of such Party to obtain any required raw material, energy source, equipment, labor or transportation, or the COVID-19 virus, including any measures taken by authorities in response to the COVID-19 virus, and/or the availability of human resources and raw materials due to the COVID-19 virus.
17    Miscellaneous
17.1    Severability. If any provision hereof is or becomes at any time illegal, invalid or unenforceable in any respect, neither the legality, validity nor enforceability of the remaining provisions hereof shall in any way be affected or impaired thereby. The Parties hereto undertake to substitute any illegal, invalid or unenforceable provision by a provision which is as far as possible commercially equivalent considering the legal interests and the Purpose.
17.2    Amendments/Assignment.
17.2.1    Modifications and/or amendments of this Agreement must be in writing and signed by the Parties.
17.2.2    Lonza shall be entitled to instruct one or more of its Affiliates to perform any of Lonza’s obligations contained in this Agreement, but Lonza shall cause such Affiliates to comply with the terms of this Agreement and remain fully responsible in respect of those obligations.
17.2.3    Subject thereto, neither Party may assign its interest under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, provided, however that (a) each Party may assign this Agreement, without the other Party’s consent, to (i) any Affiliate or (ii) any third party in connection with the sale or transfer (by whatever method) of all or substantially all of the assets of the business related to the Facility, the Services or the Product, and (b) Lonza shall be entitled to sell, assign and/or transfer its trade receivables resulting from this Agreement without the consent of the Customer, and (c) Customer shall be entitled to assign this Agreement to a licensee of rights to the Product without the consent of the Lonza. For purposes of this Clause 17.2, the terms “assign” and “assignment” shall include the sale or transfer or other assignment of all or substantially all of the assets of the Party or the line of business or Product to which this Agreement relates. Any purported assignment without a required consent shall be void. No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment. The assigning Party shall have no obligation to the other Party arising after the assignment, provided that the assigning Party’s assignee expressly assumes, for the benefit of the other Party, the obligations of the assigning Party hereunder.

17.3    Notice. All notices must be written and sent to the address of the Party first set forth above. All notices must be given (a) by personal delivery, with receipt acknowledged, (b) by facsimile followed by hard copy delivered by the methods under (c) or (d), (c) by prepaid certified or registered mail, return receipt requested, or (d) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or at a later date stated in the notice.
17.4    Governing Law/Jurisdiction. This Agreement is governed by and construed in all respects by the laws of the State of New York, USA, without regard to its conflicts of laws principles. Subject to Clause 17.5, the Parties agree to submit to the exclusive jurisdiction of the US federal courts located in the County and State of New York, USA. The United Nations Convention on Contracts for the International Sales of Goods is expressly disclaimed.
17.5    Disputes. Except as otherwise expressly set forth in this Agreement (including with respect to any matters that are determined by an independent laboratory), any disputes relating to issues arising from this Agreement shall, in the absence of resolution within [redacted]of the dispute arising, be referred to the Chief Executive Officers or Presidents (as the case may be) of each of the Parties, who shall discuss the matter and attempt to resolve it by mutual consent. If the dispute has not been settled within [redacted]of referral to the Chief Executive Officers or Presidents of the Parties, such dispute shall be exclusively and finally settled according to Clause 17.4.
17.6    The relationship between the Parties created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, amalgamation, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Nothing herein shall be deemed to constitute any Party as the agent or representative of the other Party, or all Parties as joint venturers or partners for any purpose. No Party shall be responsible for the acts or omissions of the other Party, and no Party will have authority to speak for or represent the other Party or assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party, for any purpose whatsoever, in any way without prior written authority from such other Party. Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.
17.7    Entire Agreement. This Agreement contains the entire agreement between the Parties as to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect to the subject matter hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. Each Party acknowledges that an original signature or a copy thereof transmitted by facsimile or by .pdf shall constitute an original signature for purposes of this Agreement.
EXECUTION PAGE FOLLOWS

IN WITNESS WHEREOF, each of the Parties hereto has caused this Manufacturing Services Agreement to be executed by its duly authorized representative effective as of the date written above.
LONZA LTD

By:
Name
Title
By:
Name
Title
Aurinia Pharmaceuticals Inc
By:
Name
Title
APPENDIX A
Applicable Fees under the Agreement

Parties agree to the following Fees:

a.    Capital Program Fee

For constructing the dedicated Facility, Parties agree that Customer shall pay a non-refundable (except as otherwise provided in Clause 15.3) fee equal to the actual costs of the dedicated Facility. The Capital Program Fee is currently evaluated to amount to [redacted], hereinafter, the “Capital Program Fee”, which fee will be adjusted to reflect the update to the Scope of Work based on the results of the Engineering Study and any other required modifications to the Project Plan referred to in Clause 5.2.2; but under no circumstances will the final cost be more than the currently evaluation amount of [redacted].

Purchase Order for Capital Program Fee: Within seven (7) days following Approval of the Product, Customer shall place a binding Purchase Order for the Capital Program Fee in the amount of [redacted].

Lonza will issue an invoice for the first [redacted] of the Capital Program Fee, within ten (10) days after receipt of the Purchase Order for the Capital Program Fee. For the remaining Capital Program Fee adjusted as contemplated hereby, Lonza will issue an invoice after [redacted]as defined by signature by both Parties on [redacted] for all new Capital Equipment.

b.    Fixed Facility Fee

Following [redacted]and thereafter during the term of the Agreement, Customer shall pay a quarterly fixed facility fee of [redacted] for the duration of the Agreement ("Fixed Facility Fee").

Purchase Order for Fixed Facility Fee: Following [redacted], Customer shall place a binding Purchase Order for the Fixed Facility Fee. The first Purchase Order will be for: (i) the Fixed Facility Fee [redacted]; and the Fixed Facility Fee [redacted]up to the end of the initial Term of the Agreement, as defined in Clause 15.1, subject to early cancellation in accordance with the terms of Clause 15 hereof. For example, in the event that [redacted], Customer shall issue a Purchase Order in the amount of [redacted]and the Fixed Facility Fee [redacted]and remaining in the Term of the Agreement. After the initial Term of the Agreement, and provided the Agreement is extended between the Parties, Customer shall, upon extension of the Agreement, issue a new Purchase Order for the duration that the Agreement has been extended.

Lonza will invoice the Fixed Facility Fee on a quarterly basis in advance for the next quarter. Lonza will issue the first quarterly invoice on or before the first day of the calendar month [redacted]. The first and last Fixed Facility Fees shall be pro-rated for the quarter, [redacted]. For the avoidance of doubt, the Fixed Facility Fee is binding and cannot be cancelled during the Term of the Agreement.

c.    Variable Manufacturing Fees

i.    Final Product Production Fee
For the manufacturing of Intermediate and the immediate conversion of such intermediate into Final Product in the Facility, Customer shall pay a Final Product Production Fee of [redacted] CHF per kilogram Product.

Lonza will issue an invoice in the amount [redacted]the applicable Final Product Production Fee [redacted]before the Commencement Date of the manufacture of the ordered Final Product Batches. Each such invoice will be adjusted to credit Customer for the price of any Raw Materials acquired by Lonza in accordance with Clause 4.7 and used in the manufacture of the Product that is the subject matter of the invoice. The remaining [redacted]the Final Product Production Fee, adjusted for the amount of Final Product actually produced, will be invoiced [redacted]of the Final Product Batches.

ii.    Stage 3 Intermediate Fee.
For the manufacturing of Intermediate in the Facility where such Intermediate will not be converted immediately into Final Product in the Facility, Customer shall pay a Stage 3 Intermediate Fee of [redacted] per kilogram of Intermediate.

Lonza will issue an invoice in the amount [redacted]the applicable Stage 3 Intermediate Fee [redacted]before the Commencement Date of the manufacture of the ordered Intermediate Batches. Each such invoice will be adjusted to credit Customer for the price of any Raw Materials acquired by Lonza in accordance with Clause 4.7 and used in the manufacture of the Product that is the subject matter of the invoice. The remaining [redacted]the Intermediate Fee, adjusted for the amount of Intermediate actually produced, will be invoiced [redacted]of the Intermediate Batches.

iii.    Stage 3 Intermediate Conversion Fee, Visp

For the conversion of stored Intermediate into Final Product in the Facility, Customer shall pay a Stage 3 Intermediate Conversion Fee of [redacted] per kilogram.

Lonza will issue an invoice in the amount [redacted]the applicable Stage 3 Intermediate Conversion Fee [redacted]of the Final Product Batches.
APPENDIX B
Initial Scope of Work

Lonza Statement of Work dated December 13, 2019

APPENDIX C
Specifications

Lonza Specification dated February 26, 2020

APPENDIX D
Quality Agreement
To be attached